SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT UNDER SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2006

MC SHIPPING INC.
(Exact name of the registrant as specified in its charter)

LIBERIA	1-10231	98-0101881
(State or other jurisdiction of incorporation or organization)	(Commission	(I.R.S. Employer Identification No.)

Richmond House, 12 Par-la-ville Road, Hamilton HM CX. Bermuda
(Address of principal executive offices)

441-295-7933
(Registrant's telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On July 10, 2006, the Company entered into a $126,884,000 loan agreement with Scotiabank Europe PLC (“the New Scotia Loan”) in order to refinance the outstanding amount of the Scotia Loan of $60,884,000 granted in April 2005 to partially fund the acquisition of two LPG vessels the Tower Bridge and Chelsea Bridge and for the balance to partially finance the acquisition of three additional LPG vessels, the Hans Maersk, Immanuel Kant and Tyco Brahe and for working capital purposes. The borrowers are the vessel-owning subsidiaries and they have granted ship mortgages over the vessels as security. The Company has issued a guarantee in relation to the loan.

The New Scotia loan is structured in 5 advances as follows:

1) Advance A in an amount of $27,429,000 will be used to repay the outstanding amount of the loan granted in April 2005 by Scotiabank to partially fund the acquisition of the Chelsea Bridge ($23,429,000) and for working capital purposes. Advance A is repayable as follows: one semi-annual repayment of $1,785,500 on October 5, 2006, eleven semi-annual repayments of $2,149,100 plus a balloon of $2,003,400 on April 5, 2012. Advance A bears interest at LIBOR plus 0.85%. Advance A will be drawn on July 24, 2006.

2) Advance B in an amount of $41,455,000 will be used to repay the outstanding amount of the loan granted on April 5, 2005 by Scotiabank to partially fund the acquisition of the Tower Bridge ($37,455,000) and for working capital purposes. Advance B is repayable as follows: one semi-annual repayment of $1,772,500 in October 2006, nineteen semi-annual repayments of $1,983,100 plus a balloon of $2,003,600 on April 5, 2016. Advance B bears interest at LIBOR plus 0.85%. Advance B will be drawn on July 24, 2006.

3) Advance C in an amount of $37,000,000 was used to partially fund the acquisition of the Hans Maersk. Advance C is repayable as follows: nineteen quarterly repayments of $1,080,000 starting on January 24, 2007, twenty quarterly repayments of $674,000 plus three balloon amounts of $1,000,000 payable upon the occurrence of certain circumstances relating to the Chelsea Bridge, Tyco Brahe and Immanuel Kant. Advance C bears interest at LIBOR plus 0.95%. Advance C was drawn down on July 13, 2006.

4) Advance D in an amount of $11,000,000 will be used to partially fund the acquisition of the Immanuel Kant. Advance E is repayable in seven quarterly repayments of $875,500 starting on January 24, 2007 and ten quarterly repayments of $487,150. Advance D bears interest at LIBOR plus 0.95%. Advance D will be drawn on July 24, 2006.

5) Advance E in an amount of $10,000,000 will be used to partially fund the acquisition of the Tyco Brahe. Advance E is repayable in seven quarterly repayments of $825,750 starting on January 24, 2007 and ten quarterly repayments of $421,975. Advance E bears interest at LIBOR plus 0.95%. Advance E will be drawn on July 24, 2006.

The loan agreements contain debt covenants related to minimum liquidity reserves of $5,000,000, minimum value clauses for the vessels and minimum tangible net worth. Under the agreement, monthly transfers are made to the retention accounts, which are applied in discharge of the next principal and interest payment due under the loan.

The existing swap agreements hedging the outstanding Scotia Loan remain in place. In addition, a swap agreement was entered into with Scotiabank, as a result of which the variable rate on the additional amount of $8,000,000 granted under Advances A and B, have been effectively fixed at 5.70% (exclusive of margin) for the first five years. Another swap agreement was also entered into with Scotiabank, as a result of which the variable rate on the Advances C, D and E have been effectively fixed at 5.69% (exclusive of margin) for the first five years. The swaps’ notional amounts and durations follow the scheduled repayments of the corresponding Advance.

Exhibit 99.1:	Loan and Guarantee agreement with Scotiabank dated July 10, 2006.

Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MC SHIPPING INC.

Date : July 20, 2006	/S/ A.S. CRAWFORD
Antony S. Crawford
Chief Executive Officer
(Principal Executive Officer)